Exhibit 10.2
July 25, 2008
Elkan Gamzu, Ph.D.
33 Nobscot Road
Newton, MA 02459
Dear Elkan:
I am pleased to offer you, subject to the terms of this letter agreement (this “Letter Agreement”), the position of interim Chief Executive Officer of EPIX Pharmaceuticals, Inc. (the “Company”) for a start date of July 28, 2008. Except as expressly provided herein, this Letter Agreement shall fully supersede all previous agreements, arrangements or understandings between you and the Company, including, but not limited to, the Service Agreement between the Company and enERGetics, LLC (the “Service Agreement”; provided that Section 5 of the Service Agreement shall remain in full force and effect.
1. Position
You will serve as interim Chief Executive Officer of the Company and will report directly to the Company’s Board of Directors.
2. Extent of Service
During your employment, you shall devote substantially your full working time and best efforts to the business and affairs of the Company, provided that nothing contained in this Section 2 will be deemed to prevent or limit your right to manage your personal investments on your own personal time provided such activities do not create a conflict of interest with your employment at the Company. You shall not engage in other activities that interfere with your duties to the Company or knowingly take any action contrary to the best interests of the Company. Notwithstanding the foregoing, the Company acknowledges that you serve on the Board of Directors of three corporations: Pharmos Corp, NeuroHealing Pharmaceuticals, Inc., and AviTx, Inc. and the Company further acknowledges and agrees that you will be permitted hereunder to devote reasonable amounts of your working time to serving as a Director of such entities and to providing consultative services to NeuroHealing Pharmaceuticals, Inc., and AviTx, Inc. You agree to notify the Board of Directors of the Company in the event that you are unable, or that you anticipate that you will become unable, to perform your obligations hereunder because of your commitments to Pharmos Corp, NeuroHealing Pharmaceuticals, Inc., and AviTx, Inc.
3. Work Location

Elkan Gamzu, Ph.D.
July 25, 2008

You will work out of the Company’s office in Lexington, Massachusetts. You agree to travel as reasonably required.
4. Base Salary.
You will receive an initial base salary of $11,538.46 bi-weekly, which is equivalent to an annual salary of $300,000, less applicable deductions and withholdings. Your salary will be paid in accordance with the Company’s normal payroll practices, as may be amended from time to time.
5. Benefits
You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, subject to your meeting the eligibility requirements of the plans and programs. Nothing in this Letter Agreement shall be construed to require the Company to adopt or retain such plans or programs.
6. Equity
Subject to approval by the Board of Directors, you will be granted an Incentive Stock Option to purchase three hundred thousand (300,000) shares of the Company’s common stock (the “Option”), pursuant to the terms of the Company’s 2008 Stock Option and Incentive Plan (the “Plan”). The Option will vest based on your continued employment with the Company as follows. The shares subject to the Option shall vest in nine (9) tranches. The first such tranche, which shall be in the amount of thirty three thousand three hundred and thirty-six (33,336) shares, shall vest on the last day of July 2008. The remaining eight (8) tranches, each of which shall be in the amount of thirty three thousand three hundred and thirty-three (33,333) shares, shall vest at the rate of one tranche per month on the last day of each of the next eight (8) consecutive months commencing with August 2008. The exercise price of the Option will be equal to the closing price of the Company’s common stock on the last trading day of the month in which the Option is granted (the “Grant Date”), pursuant to the Company’s Equity Award Grant Policy. The Option shall, in all events, be subject to the terms of the Plan and the approved form of Incentive Stock Option Agreement thereunder1, including that the Option shall vest in full if there is a change of control and, within eighteen (18) months following such change of control, the Company terminates your employment without cause or you terminate your employment with good cause (for example, because you are demoted), all as more fully set forth in the Plan and your Incentive Stock Option Agreement.
7. Representations
This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to

1	Please note that there is a $100K limitation on ISO grants.

Elkan Gamzu, Ph.D.
July 25, 2008

devote full time and attention to your work at the Company. You further represent that you have not used and you will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.
9. Conditions to Employment.
You agree that the following items are conditions to your employment with the Company:
          (a) You must execute and deliver and abide by the terms of the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement;
          (b) Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. You and the Company acknowledge and agree that your position is on an interim basis and that the Company expects to appoint a permanent Chief Executive Officer on a future date.
          (c) The Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this Letter Agreement or otherwise any withholding taxes and other deductions required by law. Nothing in this Letter Agreement shall be construed to obligate the Company to compensate you for adverse tax consequences associated with the terms of this Letter Agreement.
          (d) This offer of employment is contingent upon compliance with the Immigration Act of 1986.
We look forward to you joining the EPIX team. Please confirm your acceptance of this offer of
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Elkan Gamzu, Ph.D.
July 25, 2008

employment by signing below and returning a copy to me no later than July 25, 2008.

Very truly yours,
/s/ Robert Perez
Robert Perez
Chairman of the Compensation Committee EPIX Board of Directors

Enclosures
I acknowledge and accept the terms and conditions of this Letter Agreement:

/s/ Elkan Gamzu, Ph.D.
Elkan Gamzu, Ph.D.	Date: July 25, 2008